                                                                     Exhibit 3.2

                           SECOND AMENDED AND RESTATED

                               LIMITED PARTNERSHIP
                                    AGREEMENT

                                       OF

                         LSP Energy Limited Partnership

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I.  ORGANIZATION AND CERTAIN DEFINITIONS...............................1
      Section 1.1. Formation...................................................1
      Section 1.2. Certain Definitions.........................................2
      Section 1.3. Name........................................................8
      Section 1.4. Principal Place of Business.................................8
      Section 1.5. Purposes....................................................8
      Section 1.6. Duration....................................................8
      Section 1.7. General Partner.............................................8
      Section 1.8. Limited Partners............................................8
      Section 1.9. Statutory Compliance........................................8
      Section 1.10. Authority of Partners......................................9
      Section 1.11. Registered Office and Registered Agent.....................9

ARTICLE II.  CAPITAL CONTRIBUTIONS; OTHER FINANCE..............................9
      Section 2.1. Initial Partnership Interests; Adjustments..................9
      Section 2.2. Financing of the Partnership; Partner Loans................10
      Section 2.3. Withdrawal of Capital; Limitation on
                   Distributions..............................................10

ARTICLE III.  PROFITS AND LOSSES..............................................10
      Section 3.1. Introduction...............................................10
      Section 3.2. Book Allocations...........................................11
      Section 3.3. Tax Allocations............................................13

ARTICLE IV.  CONDUCT OF PARTNERSHIP AFFAIRS...................................14
      Section 4.1. General Partner............................................14
      Section 4.2. Tax Matters Partner; Tax Elections.........................17
      Section 4.3. Compensation of Partners and Affiliates....................18
      Section 4.4. Limitations on Partners....................................18
      Section 4.5. Meetings...................................................18
      Section 4.6. Good Faith Actions.........................................18
      Section 4.7. Limited Partner Rights.....................................18

ARTICLE V.  BOOKS; INSURANCE..................................................20
      Section 5.1. Administrative Services, Books, Records and
                   Reports....................................................20
      Section 5.2. Insurance..................................................22
      Section 5.3. Elections..................................................22


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ARTICLE VI.  DISTRIBUTIONS....................................................22
      Section 6.1. Distributions..............................................22
      Section 6.2. Restoration of Funds.......................................23

ARTICLE VII.  TRANSFERS OF PARTNERSHIP INTERESTS..............................23
      Section 7.1. Condition to Transfer of Any Interest of a
                   Limited Partner............................................23
      Section 7.2. Admission of Additional Limited Partners...................24
      Section 7.3. Voluntary Withdrawal by a Limited Partner..................24
      Section 7.4. Assignees Not Admitted as Substituted Partners.............25
      Section 7.5. Involuntary Withdrawal of a Limited Partner................25
      Section 7.6. Effectiveness of Transfer..................................26
      Section 7.7. General Partner Withdrawal or Transfers;
                   Events of Withdrawal.......................................26
      Section 7.8. Right of First Offer.......................................28
      Section 7.9. Regulatory Status Change...................................29
      Section 7.10. Bankruptcy Limitation.....................................29
      Section 7.11. Certain Restrictions......................................29

ARTICLE VIII.  DISSOLUTION AND LIQUIDATION....................................30
      Section 8.1. Dissolution................................................30
      Section 8.2. Election to Continue the Business..........................31
      Section 8.3. Winding Up Affairs and Distribution of Assets..............31
      Section 8.4. Termination................................................32

ARTICLE IX.  INDEMNIFICATION..................................................33
      Section 9.1. Indemnification............................................33

ARTICLE X.  MISCELLANEOUS.....................................................33
      Section 10.1. Notices...................................................33
      Section 10.2. Entire Agreement..........................................34
      Section 10.3. Brokers and Finders.......................................34
      Section 10.4. Modification..............................................35
      Section 10.5. Waivers...................................................35
      Section 10.6. Severability..............................................35
      Section 10.7. Further Assurances........................................35
      Section 10.8. Partner Representations/Certain Agreements................35
      Section 10.9. Governing Law.............................................36
      Section 10.10. Counterparts.............................................36
      Section 10.11. Limitation on Rights of Others...........................36
      Section 10.12. Gender; Number...........................................36
      Section 10.13. Remedies Not Exclusive...................................36


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      Section 10.14. Power of Attorney........................................37
      Section 10.15. Successors and Assigns...................................37
      Section 10.16. Exhibits.................................................37
      Section 10.17. Certain Remedies.........................................37
      Section 10.18. Litigation...............................................37
      Section 10.19. General Disclosure Duty..................................37
      Section 10.20. Visitation; Inspection...................................37
      Section 10.21. Other Information........................................37
      Section 10.22. Confidentiality..........................................37
      Section 10.23. Other Activities and Competition.........................38
      Section 10.24. Consent..................................................38

                           SECOND AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                         LSP Energy Limited Partnership

            This SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT is made and entered into as of May 19, 1999 by and among LSP Energy, Inc., a Delaware corporation ("LSP Energy"), as the general partner, and the limited partners named in Exhibit A hereto, as the same may be amended from time to time pursuant to the provisions hereof.

                             W I T N E S S E T H:

            WHEREAS, the Parties originally entered into the Partnership Agreement by and among LSP Energy and Granite Power Partners II, L.P. dated as of February 8, 1996 (the "Original Partnership Agreement");

            WHEREAS, the Original Partnership Agreement was amended and restated by the Amended and Restated Limited Partnership Agreement by and among LSP Energy and Granite Power Partners II, L.P. dated as of August 24, 1998 (the "First Restated Partnership Agreement");

            WHEREAS, Granite Power Partners II, L.P. transferred all of its limited partner interests in the Partnership to LSP Batesville Holding, LLC;

            WHEREAS, the Parties now desire to amend and restate the First Restated Partnership Agreement in the manner hereinafter set forth;

            NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that, effective as of the date first written above, the First Restated Partnership Agreement is hereby amended and restated in its entirety as follows:

                                   ARTICLE I.

                      ORGANIZATION AND CERTAIN DEFINITIONS

            Section 1.1. Formation. The Parties (as defined below) hereby associate as, form and organize a limited partnership (the "Partnership") under and pursuant to the Delaware Revised Uniform Limited Partnership Act (the "Act") and other relevant laws of the State of Delaware and in accordance with and subject to the terms and conditions set forth in this Agreement.

            Section 1.2. Certain Definitions. References herein to Sections and Articles shall refer to Sections and Articles of this Agreement. As used herein:

            "Act" has the meaning specified in Section 1.1.

            "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                  (i) such Capital Account shall be deemed to be increased by any amounts that such Partner is obligated to restore to the Partnership (pursuant to this Agreement or otherwise) or is deemed to be obligated to restore pursuant to (A) the penultimate sentence of Regulations section 1.704-2(g) (1), or (B) the penultimate sentence of Regulations section 1.704-2(i) (5); and

                  (ii) such Capital Account shall be deemed to be decreased by the items described in Regulations sections 1.704-1(b) (2) (ii) (d) (4), (5) and
(6).

            "Affiliate" means, with respect to any Person, another Person directly or indirectly controlling, controlled by or under common control with such first Person. The term "control", with respect to any person, means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

            "Agreement" means this Second Amended and Restated Limited Partnership Agreement of LSP Energy Limited Partnership as the same may be amended from time to time in accordance with the provisions hereof.

            "Available Funds" means an amount of cash on hand at the end of each fiscal quarter equal to the excess of: (x) the amount of cash (including proceeds of borrowings) available at such time; over (y) the sum of (i) the amount of cash which the General Partner reasonably believes will be required during the upcoming fiscal quarter (after taking into account reasonably expected revenues during such period) to meet all reasonably expected costs and expenses of the Partnership (including capital expenditures, payments under the Management Services Agreement and payments of principal and interest on any debts and other obligations of the Partnership), plus (ii) the amount of any reasonable reserve the General Partner may establish from time to time.

            "Bonds" means the senior secured bonds issued under the Indenture and such other bonds or indebtedness as may be issued under the Indenture.

            "Book Value" means, with respect to any asset of the Partnership, the adjusted basis of such asset as of the relevant date for federal income tax purposes, except as follows:

                  (i) the initial Book Value of any asset contributed by a Partner to the Partnership shall be the fair market value of such asset;


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

                  (ii) the Book Values of all Partnership assets (including intangible assets such as goodwill) shall be adjusted to equal their respective fair market values as of the date hereof as of the following times:

                        (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution;

                        (B) the distribution by the Partnership to a Partner of more than a de minimis amount of money or Partnership property as consideration for an interest in the Partnership; and

                        (C) the liquidation of the Partnership within the meaning of Regulations section 1.704-1(b) (2) (iv) (f) (5) (ii); and

                  (iii) if the Book Value of an asset has been determined or adjusted pursuant to subsection (i) or (ii) above, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Section 3.2.

            The foregoing definition of Book Value is intended to comply with the provisions of Regulations section 1.704-1(b) (2) (iv) and shall be interpreted and applied consistently therewith.

            "Capital Account" has the meaning specified in Section 5.1(b).

            "Capital Contribution" means the amount of money and the agreed fair market value of other property (net of any liabilities secured by such property that the Partnership is considered to assume or take subject to under Code section 752) contributed by a Partner to the Partnership pursuant to this Agreement.

            "Capital Transaction" means any sale, exchange, abandonment, foreclosure or other disposition of all or substantially all of the Partnership's assets or of its interest in the Project.

            "Claims" shall have the meaning given to it in Section 9.1.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time or any successor statute. A reference to a section of the Code shall be deemed to include any amendatory or successor provision thereto.

            "Cogentrix" means Cogentrix/Batesville, LLC or any Affiliate thereof.

            "Cogentrix Capital Contribution" means the amount of capital contributed to Holding by Cogentrix.

            "Common Agreement" means the Common Agreement dated as of Financial Closing, by and among the Partnership, LSP Batesville Funding Corporation, Credit Suisse First


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

Boston, as Tranche A Facility Agent, IBJ Schroder Bank & Trust Company, as Tranche B Facility Trustee, IBJ Schroder Bank & Trust Company, as Tranche C Facility Trustee, Credit Suisse First Boston, as L/C Facility Agent, IBJ Schroder Bank & Trust Company as Administrative Agent, IBJ Schroder Bank & Trust Company as Collateral Agent, Credit Suisse First Boston, as Intercreditor Agent and IBJ Schroder & Trust Company, as Securities Intermediary, as the same may be amended, modified or supplemented from time to time.

            "Completion" is defined in the Common Agreement.

            "Debt Service Reserve Accounts" mean the "Senior Debt Service Reserve Account" and the "Subordinated Debt Service Reserve Account" established pursuant to the Common Agreement.

            "Debt Service Reserve Letter of Credit Amount" means the amount, not to exceed $9,000,000 in the aggregate, to be withdrawn by the Partnership from the Debt Service Reserve Accounts upon the posting of a debt service letter of credit by Cogentrix.

            "Depreciation" means, for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes, the depreciation, amortization or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount which bears the same ratio to such Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or part thereof bears to such adjusted tax basis. If such asset has a zero adjusted tax basis, the depreciation, amortization or other cost recovery deduction for each Fiscal Year shall be determined under a method reasonably selected by the General Partner which is not objectionable to the other Partners.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time or any successor statute. A reference to a section of ERISA shall be deemed to include a reference to any amendatory or successor provision thereto.

            "Financial   Closing"  means  the  initial  closing  date  of  the
financing of the Project.

            "Final Completion" is defined in the Common Agreement.

            "Fiscal Year" means the taxable year of the Partnership, which shall be the calendar year.

            "GAAP" means generally accepted accounting principles, as in effect from time to time.

            "General Partner" means LSP Energy, Inc. in its capacity as a general partner in the Partnership, and any other Person which both acquires, pursuant to this Agreement, an Interest (or portion thereof) as a general partner in the Partnership and is admitted to the Partnership as a general partner pursuant to this Agreement.

            "Holding" means LSP Batesville Holding, LLC.

            "include" and "including" shall be construed as if followed by the phrase "without being limited to".

            "Indemnitee" shall have the meaning given to it in Section 9.1(a).

            "Indenture" means that certain indenture by and among the Partnership, LSP Batesville Funding Corporation, and The Bank of New York, as Trustee, dated on or around May 21, 1999, pursuant to which the Partnership and LSP Batesville Funding Corporation will issue the Bonds, as the same may be amended, supplemented or otherwise modified from time to time.

            "Interest" means, with respect to any Partner at any time, such Partner's entire beneficial ownership interest in the Partnership at such time, including such Partner's Capital Account, voting rights, and right to share in Profits and Losses, cash distributions and all other benefits of the Partnership as specified in this Agreement, together with such Partner's obligations to comply with all of the terms of this Agreement.

            "IRS" means the United States Internal Revenue Service or such other governmental agency which performs the functions that are performed as of the date of this Agreement by the United States Internal Revenue Service.

            "Limited Partner" means LSP Batesville Holding, LLC and any other Person which both acquires, pursuant to this Agreement, an Interest (or portion thereof) as a limited partner in the Partnership and is admitted to the Partnership as a limited partner pursuant to this Agreement.

            "Liquidating Agent" shall have the meaning given to it in Section 8.3(a).

            "Management Services Agreement" shall mean the Management Services Agreement, dated as of August 24, 1998, between the Partnership and LS Power Management, LLC.

            "Nonrecourse Liability" means any Partnership liability (or Portion thereof) for which no Partner or a Related Person bears the economic risk of loss for that liability under Regulations section 1.752-2.

            "Notices" has the meaning specified in Section 10.1(a).

            "Parties" means each Person who may become Partner from time to time pursuant to the terms of this Agreement.

            "Partner" means each of the General Partners and Limited Partners.

            "Partner's Income Tax Deficiency" has the meaning specified in the Partnership Trust Indenture.

            "Partner Loans" has the meaning specified in Section 2.2(a).

            "Partner Nonrecourse Debt" has the meaning ascribed to such term in Regulations section 1.704-2(b) (4).

            "Partner Nonrecourse Debt Minimum Gain" means the aggregate amount of gain (of whatever character), determined for each Partner Nonrecourse Debt, that would be realized by the Partnership if it disposed of the Partnership property subject to such Partner Nonrecourse Debt in a taxable transaction in full satisfaction thereof (and for no other consideration) determined in accordance with the provisions of Regulations section 1.704-2 (i) (5) for determining a Partner's share of minimum gain attributable to a Partner Nonrecourse Debt.

            "Partner Nonrecourse Deductions" means the excess, if any, of (i) the net increase, if any, in the amount of Partner Nonrecourse Debt Minimum Gain during any Fiscal Year over (ii) the aggregate amount of any distributions during such Fiscal Year of proceeds of a Partner Nonrecourse Debt that are allocable to an increase in Partner Nonrecourse Debt Minimum Gain, determined after application of Regulations section 1.704-2(k).

            "Partnership" has the meaning specified in Section 1.1.

            "Partnership Minimum Gain" means the aggregate amount of gain (of whatever character), determined for each Nonrecourse Liability of the Partnership, that would be realized by the Partnership if it disposed of the Partnership property subject to such liability in a taxable transaction in full satisfaction thereof (and for no other consideration) and by aggregating the amounts so computed, determined in accordance with Regulations sections 1.704-2
(d) and (k).

            "Person" means an individual, corporation, association, partnership, trust, unincorporated organization, or other entity or a government or any agency or political subdivision thereof.

            "Profits" and "Losses" means, for each Fiscal Year or part thereof, the taxable income or loss of the Partnership for such Fiscal Year determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a) (1) shall be included in taxable income or loss), with the following adjustments:

                  (i) any income of the Partnership that is exempt from federal income tax shall be added to such taxable income or loss;

                  (ii) any expenditures of the Partnership described in Code section 705(a) (2) (B) or treated as such pursuant to Regulations section 1.704-1(b) (2) (iv) (i) shall be subtracted from such taxable income or loss;

                  (iii) any Depreciation for such Fiscal Year or part thereof shall be taken into account in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss;


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

                  (iv) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Book Value of the property disposed of, rather than the adjusted tax basis of such property; and

                  (v) such taxable income or loss shall be deemed not to include any income, gain, loss, deduction or other item thereof allocated pursuant to
Section 3.3.

            "Project" means the gas fired combined cycle electric generation project of the Partnership located at Batesville, Mississippi.

            "Project Costs" is defined in the Common Agreement.

            "Project Debt" means the indebtedness incurred by the Partnership, Holding or any of their respective Affiliates in connection with the ownership, development and construction of the Project.

            "Project Debt Documents" means the "Credit Documents" as defined in the Common Agreement and/or the agreements executed and delivered in connection with the Project Debt.

            "Refinancing" means any of (i) a syndication of the loans made pursuant to, and the facility referred to in, the Tranche A Facility Agreement, the Tranche B Facility Bonds or Tranche C Facility Bonds, and (ii) a capital markets refinancing of the loans made pursuant to, and the facility referred to in, the Tranche A Facility Agreement, the Tranche B Facility Bonds or the Tranche C Facility Bonds.

            "Regulations" means the income tax regulations promulgated under the Code by the Department of the Treasury, as such regulations may be amended from time to time.

            "Regulatory Allocations" has the meaning specified in Section 3.2(b)
(i) (F).

            "Related Person" has the meaning specified in Regulations section 1.752-4(b).

            "Residual Project Funding Distribution Amount" means an amount, if any, equal to the sum of the Project Debt, any proceeds of a hedge transaction and the Cogentrix Capital Contribution (and any earnings on such amounts) in excess of any amounts required (whether paid and/or reserved for) (i) to pay in full Project Costs, (ii) without duplication, to fund the Debt Service Reserve Account in full and (iii) without duplication, to pay losses of a hedge transaction and to be distributed to Holding pursuant to Section 6.1(d).

            "State" means the State of Delaware.

            "Subordinated Notes" has the meaning specified in Section 7.3(a).

            "Subsidiary" shall mean a corporation of which 100% of the common stock is owned directly or indirectly by the Partnership or a general or limited partnership of which 100% of the equity interest is owned by the Partnership, its Partners or Related Persons.

            "Tranche A Facility Agreement" is defined in the Common Agreement.

            "Tranche B Bonds" is defined in the Common Agreement.

            "Tranche C Bonds" is defined in the Common Agreement.

            Section 1.3. Name. The name of the Partnership shall be "LSP Energy Limited Partnership". All business of the Partnership shall be conducted in such name and all contracts, property and contract rights of the Partnership shall be held in such name.

            Section 1.4. Principal Place of Business. The Partnership's principal place of business shall be LSP Energy Limited Partnership, 200 Industrial Drive, Batesville, Mississippi 38606, or at such other place in the continental United States of America as the General Partner shall designate.

            Section 1.5. Purposes. The sole purposes of the Partnership shall be to own, construct, finance, manage, design, develop, operate, encumber, sell or otherwise dispose of and otherwise deal with the Project and any other assets of the Partnership relating to the Project. The Partnership shall have the power to do any and all legal acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purposes.

            Section 1.6. Duration. The Partnership shall commence upon compliance with section 17-201 of the Act and shall continue until dissolved pursuant to Section 8.1.

            Section 1.7. General Partner. LSP Energy, Inc. shall be the General Partner of the Partnership. The affairs of the Partnership shall be conducted as provided in Article IV.

            Section 1.8. Limited Partners. Except as otherwise expressly provided in this Agreement, the Limited Partners in their capacity as such shall not participate in making the decisions of the Partnership. In no event shall the Limited Partners in their capacity as such have the power to manage or transact any Partnership business or act for or in the name of, or otherwise bind, the Partnership, except as specifically set forth herein. No Limited Partner shall take any action which would, if taken, cause a partition of any Project. No Limited Partner shall ever be personally liable for any part of the debts or other obligations of the Partnership or any General Partner, or obligated to make contributions to the Partnership in excess of the Capital Contributions required to be made by it pursuant to this Agreement.

            Section 1.9. Statutory Compliance. The Partnership shall exist under, be governed by, and this Agreement shall be construed in accordance with the laws of the State applicable to limited partnerships. All real and personal property owned by the Partnership shall be deemed owned by the Partnership as an entity and held in its name, and no Partner shall have any ownership interests in any such property in its individual name. The General Partner shall execute and the General Partner shall file on behalf and at the expense of the Partnership all appropriate certificates required by law to be filed in connection with the formation of the Partnership, and shall execute and so file such other documents and instruments as it may reasonably deem necessary or appropriate with respect to the formation of and the conduct of business by the Partnership.

            Section 1.10. Authority of Partners. No Partner shall take any action on behalf of or in the name of the Partnership or enter into any contract or other agreement binding upon the Partnership, except for (i) actions expressly provided for in this Agreement or (ii) actions by the General Partner pursuant to this Agreement.

            Section 1.11. Registered Office and Registered Agent. The address of the registered office and agent for service of process of the Partnership in the State of Delaware is CT Corporation System with offices on the date hereof at 1209 Orange Street, Wilmington, DE 19801.

                                  ARTICLE II.

                      CAPITAL CONTRIBUTIONS; OTHER FINANCE

            Section 2.1. Initial Partnership Interests; Adjustments.

            (a) The initial Partnership Interests shall be as set forth in Exhibit A. On the date hereof, the parties agree that the fair market value of the assets of the Partnership are $49,550,000 in excess of their tax basis and accordingly agree to adjust the Book Value of the assets of the Partnership by such amount. The amount will also be credited to the Capital Accounts of the Partners on the date hereof in accordance with their Partnership Interests (as set forth on Exhibit A).

            (b) Any newly admitted Limited Partner shall make such Capital Contributions and obtain such Interest on terms and conditions as may be acceptable to each Partner in accordance with Section 7.2 hereof. Exhibit A shall be amended as appropriate from time to time to reflect such admission and the changes in Interests resulting from such admission and at least as frequently as amendments are necessary pursuant to paragraph (c) below.

            (c) The Partnership hereby irrevocably elects that all partnership interests in the Partnership shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of New York. Each certificate evidencing partnership interests in the Partnership shall bear the following legend: "This certificate evidences an interest in LSP Energy Limited Partnership and shall be a security for purposes of Article 8 of the Uniform Commercial Code as in effect in the State of New York." This provision shall not be amended, and no such purported amendment to this provision, shall be effective until all outstanding certificates have been surrendered for cancellation.


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

            Section 2.2. Financing of the Partnership; Partner Loans.

            (a) The money required to finance the business and expenses of the Partnership including the development of the Project, shall be derived from any revenues of the Partnership, from Capital Contributions to the Partnership by the Partners and from loans to the Partnership made by lenders. If funds are not otherwise reasonably obtainable to finance the business and expenses of the Partnership, with due regard being given to the particular needs of the Partnership, then one or more Partners wishing to participate therein may make loans to the Partnership if such loans are first approved by all the Partners (such loans made by the Partners referred to herein as "Partner Loans"). Nothing in the foregoing shall be deemed to require any Partner to make any Partner Loan.

            (b) Partner Loans shall bear interest at a rate per annum equal to one (1%) percent over the rate publicly announced from time to time by The Chase Manhattan Bank (National Association), as its prime commercial lending rate at its principal office in New York City, shall be subordinate to loans made by any third party institutional lenders on such terms of subordination as shall be mutually agreed, shall be repayable in whole or in part without premium or penalty at the option of the partnership; provided, however, that such prepayments only shall be made if and to the extent that the funds used therefor are Available Funds. Payments with respect to Partner Loans shall first be applied to accrued but unpaid interest and then to principal. Payments with respect to multiple Partner Loans shall be applied pro rate in proportion to the outstanding principal amount of each such Partner Loan. Partner Loans and payments with respect thereto shall have no effect on the Capital Accounts of the Partners. No Partner shall be personally obligated for the payment of any amounts due with respect to any Partner Loans.

            (c) Nothing herein shall be deemed to require any Limited Partner to make any Partner Loan or to otherwise finance or pay any shortfall in the funds available under Section 2.2(a) to construct the Project.

            Section 2.3. Withdrawal of Capital; Limitation on Distributions.

            No Partner shall be entitled to withdraw any part of its Capital Contributions to, or to receive any distributions from the Partnership except as provided in Sections 6.1 and 8.3. No Partner shall be entitled to demand or receive (i) interest on its Capital Contributions or (ii) any property from the Partnership other than cash.

                                  ARTICLE III.

                               PROFITS AND LOSSES

            Section 3.1. Introduction. This Article III generally sets forth the rules for book and tax allocations to the Partners. Section 3.2 sets forth the allocations of Book Profits, Losses and similar items, and Section 3.3 sets forth the manner in which items of income, gain, loss, deduction, credits and basis therefor will be allocated to the Partners for income tax purposes to the extent such items may be allocated differently from the book allocations.

            Section 3.2. Book Allocations. Section 3.2(a) sets forth the general rule for book allocations to the Partners, including allocations with respect to operations and liquidation of the Partnership. Section 3.2(b) sets forth various special rules that modify or clarify the general rules of Section 3.2(a).

            (a) In General.

                  (i) Operating Profits and Losses. Profits and Losses, other than those described in Section 3.2(a) (ii), shall be allocated among the Partners in proportion to their respective percentage Interests in the Partnership as set forth in Exhibit A.

                  (ii) Profits and Losses -- Capital Transaction. Profits and Losses arising from any Capital Transaction shall be allocated to the Partners as follows:

                        (1) Profits and items of income  shall be  allocated
(A) first, to the Partners who have negative balances in their Capital Accounts in excess of their share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain (the "Excess Negative Balance"), in proportion to such Excess Negative Balances, until such balances equal zero, and (B) thereafter, among the Partners in proportion to their respective Interests in the Partnership as set forth in Exhibit A.

                        (2) Losses shall be allocated (A) first, to the Partners, if any, having positive balances in their Capital Accounts, in proportion to such positive balances until such balances have been reduced to zero, and (B) thereafter, among the Partners in proportion to their respective Interests in the Partnership as set forth in Exhibit A.

            (a) Special Rules. Notwithstanding the general allocation rules set forth in Section 3.2 (a), the following special allocation rules shall apply under the circumstances described.

                  (i) Deficit Capital Account and Nonrecourse Debt Rules.

                        (A) Limitation on Loss Allocations. The Losses allocated to any Partner pursuant to Section 3.2(a) with respect to any Fiscal Year shall not exceed the maximum amount of Losses that can be so allocated without causing such Partner to have an Adjusted Capital Account Deficit at the end of such Fiscal Year. All Losses in excess of the limitation set forth in this Section 3.2(b) (i) (A) shall be allocated (1) first, to those Partners who will not be subject to this limitation, in the ratio that their Interests bear to each other, and (2) second, any remaining amount to the Partners in the manner required by the Code and the Regulations.

                        (B) Qualified Income Offset. If in any Fiscal Year a Partner unexpectedly receives an adjustment, allocation or distribution described in Regulations section

1.704-1(b) (2) (ii) (d) (4), (5) or (6), and such adjustment, allocation or distribution causes or increases an Adjusted Capital Account Deficit for such Partner, then, before any other allocations are made under this Agreement or otherwise, such Partner shall be allocated items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible.

                        (C) Partnership Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any Fiscal Year, then, except as provided in Regulations section 1.704-2(f) (2), (3) or (5), each Partner shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, such Partner's share of the net decrease in Partnership Minimum Gain during such Fiscal Year determined in accordance with Regulations section 1.704-2 (a) (2). If the Partnership has discretion on the applicability of an exception provided pursuant to Regulations section 1.704-2(f) (5), the General Partner may, with the consent of the other Partners, exercise such discretion on behalf of the Partnership. The General Partners shall, if the application of this Partnership Minimum Gain chargeback requirement would cause a distortion in the economic arrangement among the Partners, ask the Commissioner of the IRS to waive the minimum gain chargeback requirement pursuant to Regulations section 1.704-2(f)
(4). To the extent that this Section 3.2(b) (i) (c) is inconsistent with Regulations section 1.704-2(f) or 1.704-2(k) or incomplete with respect to such Regulations, the Partnership Minimum Gain chargeback provided for herein shall be applied and interpreted in accordance with such Regulations.

                        (D) Partner Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Partner Non-recourse Debt Minimum Gain during any Fiscal Year, then, except as provided in Regulations section 1.704-2(i) (4), each Partner shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain during such Fiscal Year determined in a manner consistent with Regulations section 1.704-2(g) (2). The General Partner shall, if the application of this Partner Nonrecourse Debt Minimum Gain chargeback requirement would cause a distortion in the economic arrangement among the Partners, ask the Commissioner of the IRS to waive the minimum gain chargeback requirement pursuant to Regulations Section 1.704-2(f) (4). To the extent that this Section 3.2(b) (i) (D) is inconsistent with Regulations section 1.704-2(i) (4) or 1.704-2(k) or incomplete with respect to such Regulations, the Partner Minimum Gain chargeback provided for herein shall be applied and interpreted in accordance with such Regulations.

                        (E) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions shall be allocated among the Partners in accordance with the ratios in which the Partners share the economic risk of loss for the Partner Nonrecourse Debt that gave rise to those deductions. This allocation is intended to comply with the requirements of Regulations section 1.704-2(i) and shall be interpreted and applied consistently therewith.

                        (F) Limited Effect and Interpretation. The special rules set forth in Sections 3.2(b) (i) (A), (B), (C), (D) and (E) (the "Regulatory Allocations") shall be applied only to the extent required by applicable Regulations for the resulting allocations provided for in this Section 3.2, taking into account such Regulatory Allocations, to be respected for federal income tax purposes. The Regulatory Allocations are intended to comply with the requirements of Regulations sections 1.704-1(b), 1.704-2 and 1.752-1 through 1.752-5 and shall be interpreted and applied consistently therewith.

                        (G) Curative Allocations. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide the Partnership Profits, Losses and similar items. Accordingly, Profits, Losses and other items will be reallocated among the Partners in a manner consistent with Regulations section 1.704-1(b) and 1.704-2 so as to negate as rapidly as possible any deviation from the manner in which Partnership Profits, Losses and other items are intended to be allocated among the Partners pursuant to Section 3.2(a) that is caused by the Regulatory Allocations.

                        (H) Change in Regulations. If the Regulations incorporating the Regulatory Allocations are hereafter changed or if new Regulations are hereafter adopted, and such changed or new Regulations, in the opinion of independent tax counsel for the Partnership, make it necessary to revise the Regulatory Allocations or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation set forth in this Article III would not be respected for federal income tax purposes, the Partners shall make such reasonable amendments to this Agreement as, in the opinion of such counsel, are necessary or desirable, taking into account the interests of the Partners as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially changing the amounts allocable and distributable to any Partner pursuant to this Agreement.

                  (i) Change in Partners' Interests. If there is a change in any Partner's share of the Profits, Losses or other items of the Partnership during any Fiscal Year, allocations among the Partners shall be made in accordance with their interests in the Partnership from time to time during such Fiscal Year in accordance with Code section 706, using the closing-of-the-books method, except that Depreciation shall be deemed to accrue ratably on a daily basis over the entire Fiscal Year during which the corresponding asset is owned by the Partnership if such asset is placed in service prior to or during the Fiscal Year.

                  (ii) Minimum General Partner's Allocation. Notwithstanding anything to the contrary in this Agreement (other than the provisions of Section 3.2(b) (i)), the Interest of the General Partner, taken as a whole, in each item of income, gain, profit, loss, deduction, expense, and credit of the Partnership shall be equal to at least 1% of each such item at all times during the existence of the Partnership.

            Section 3.3. Tax Allocations.

            (a) In General. Except as set forth in Section 3.3(b), allocations for tax purposes of items of income, gain, loss, deduction, and credits, and basis therefor, shall be made in the same manner as allocations for book purposes set forth in Section 3.2. Allocations pursuant to this Section 3.3 are solely for purposes of federal, state and local income taxes and shall not affect or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

            (b) Special Rules.

                  (i) Elimination of Book/Tax Disparities. In determining a Partner's allocable share of Partnership taxable income, the Partner's allocable share of each item of Profits and Losses shall be properly adjusted to reflect the difference between such Partner's share of the adjusted tax basis and the Book Value of Partnership assets used in determining such item. For example, items of depreciation, amortization, and gain or loss with respect to any contributed property, or with respect to revalued property where Partnership property is revalued pursuant to Treasury Regulation Section 1.704-1(b) (2) (iv)
(f), shall be allocated to the Partners under the traditional method as provided in Treasury Regulation Section 1.704-3(b). This provision is intended to comply with the requirements of Code section 704(c) and Regulations sections 1.704-1(b)
(2) (iv) (d) (3) and 1.704-3.

                  (ii) Allocation of Items Among Partners. Except as otherwise provided in Section 3.3(b) (i), each item of income, gain, loss and deduction and all other items governed by Code section 702(a) shall be allocated among the Partners in proportion to the allocation of Profits, Losses and other items to the Partners hereunder, provided that any gain recognized from any disposition of a Partnership asset that is treated as ordinary income because it is attributable to the recapture of any depreciation or amortization shall be allocated among the Partners in the same ratio as the prior allocations of Profits, Losses or other items that included such depreciation or amortization, but not in excess of the gain otherwise allocable to each Partner.

                  (iii) Tax Credits. Any tax credits shall be allocated among the Partners in accordance with Regulations section 1.704-1(b) (4) (ii), unless the applicable Code provision shall otherwise require.

            (c) Conformity of Reporting. The Partners are aware of the income tax consequences of the allocations made by this Section 3.3 and hereby agree to be bound by the provisions of this Section 3.3 in reporting their shares of Partnership profits, gains, income, losses, deductions, credits and other items for income tax purposes.

                                   ARTICLE IV.

                         CONDUCT OF PARTNERSHIP AFFAIRS

            Section 4.1. General Partner.

            (a) LSP Energy, Inc. is the initial General Partner of the Partnership.

            (b) The General Partner shall have exclusive and complete authority in the management and control of the business of the Partnership for the purpose herein stated and shall make all decisions affecting the business of the Partnership, except if consent or approval of a Limited Partner is required elsewhere herein. Further, the General Partner shall have all of the rights and powers of a general partner as provided in the Act and as otherwise provided by law, and any action taken by the General Partner shall constitute the act of and serve to bind the Partnership. The General Partner shall manage and control the affairs of the Partnership consistent with the purposes set forth in Section
1.5. Without limiting the generality of the foregoing, the General Partner is authorized to discharge and shall discharge the following obligations on behalf and at the expense of the Partnership (to the extent funds are available therefor):

                  (i) Do all things necessary or appropriate to conduct the business of the Partnership (including the expenditure of funds) and report from time to time to the Partners on the progress or performance of the Partnership.

                  (ii) Protect and preserve the title to and the interest of the Partnership in all of its property and assets, real, personal and mixed.

                  (iii) Pay, before delinquency and prior to the imposition of any interest or penalty, all taxes, assessments, rents and other impositions applicable to the Partnership or any part thereof, and undertake its obligations as the tax matters partner of the Partnership set forth in Section 4.2.

                  (iv) Keep all books of account and other records of the Partnership and provide to the Partners reports and statements as required by
Article V.

                  (v) Retain independent certified public accountants for the Partnership as required by Section 5.1(c).

                  (vi) Negotiate, contract with, retain, coordinate and supervise the performance of all services, financings and refinancings provided to the Partnership by lenders, construction managers, construction companies, architects, engineers, accountants, consultants, brokers, attorneys and other Persons (including suppliers of materials) necessary or appropriate to develop, construct and operate the Project, it being the understanding of the Partners that, except with respect to executed or proposed contracts previously disclosed to the Partners or actions otherwise approved in accordance with this Agreement, all dealings between the Partnership (directly or through the General Partner) and a Partner or an Affiliate of a Partner shall be on terms that are no more favorable to such Partner or Affiliate than terms upon which similar bonafide dealings generally are had between unrelated parties.

                  (vii) Obtain all insurance for the Project as required by
Section 5.2 and otherwise in accordance with sound business judgment, and discharge, as and when due, all insurance premiums, debts and other obligations of the Partnership, including the cost of construction, operation and maintenance of the Project in accordance with any construction agreement or operations and maintenance agreement which the Partnership may enter into for the construction or operation and maintenance of the Project.

                  (viii) Maintain all funds of the Partnership in one or more bank accounts.

                  (ix) Determine from time to time, but in any event at least quarterly, the Partnership's Available Funds.

                  (x) Make distributions to the Partners as required by Section 6.1.

                  (xi) Promptly cause the Partnership to comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, courts, departments, agencies, commissions, boards and agencies which may be applicable to the Project or the Partnership or the use, operation or management thereof.

                  (xii) Perform all other obligations provided elsewhere in this Agreement to be performed by the General Partner.

                  (xiii) Provide or hire all personnel necessary or appropriate to perform the obligations of the General Partner hereunder (including, without limitation, entering into the Management Service Agreement).

                  (xiv) Promptly inform the Partners as to developments which the General Partner considers material to the business of the Partnership.

            (c) Notwithstanding any other provision of this Agreement to the contrary, without the prior written consent of the Partners, the General Partner shall have no authority to:

                  (i) do any act in contravention of this Agreement or engage in any business activity not permitted in this Agreement;

                  (ii) do any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

                  (iii) knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction;

                  (iv) dissolve, liquidate, consolidate or merge the Partnership or authorize or agree to any of the foregoing;

                  (v) sell or lease, or otherwise dispose of all or substantially all, of the assets of the Partnership, other than in its ordinary course of business, or authorize or agree to any of the foregoing;

                  (vi)  take  any  action  in  violation  of  Section  7.10 or
Section 7.11 hereof; or

                  (vii) amend  Section  1.5,  4.1(c),  7.7(f),  7.10  or  7.11 hereof.

            (d) Third parties dealing with the Partnership shall be fully protected in relying upon any action taken or instrument executed on behalf of the Partnership by the General Partner, and on behalf of the General Partner by any of its officers and directors.

            Section 4.2. Tax Matters Partner; Tax Elections. The General Partner shall be the "tax matters partner" (as that term is used in Code section 6231) of the Partnership. The tax matters partner shall (i) cause to be prepared and shall sign all tax returns of the Partnership, which returns shall be reviewed in advance of filing by independent certified public accountants if a majority in Interests of the Limited Partners shall so request, (ii) monitor any governmental tax authority in any audit that such authority may conduct of the Partnership's books and records or other documents, (iii) unless unanimously agreed by all Partners to the contrary, make tax decisions to maximize income tax savings and deductions, (iv) give Notice to all Partners as follows:

                        (A) within ten (10) days after it receives notice from the IRS of any administrative proceeding with respect to an examination of, or a proposed adjustment to, any item of income, gain, loss, deduction or credit of the Partnership,

                        (B) from time to time, of the current status of such administrative proceeding,

                        (C) within ten (10) days of the final outcome of such administrative proceeding, as to such outcome, and

                        (D) at least five (5) days prior to submitting a request for administrative adjustment on behalf of the Partnership,

(v) promptly send to each Partner a copy of all non-ministerial notices or communications received by the Partnership from, or sent by the Partnership to, the IRS, and (vi) take all other action contemplated to be taken by it pursuant to Code sections 6221 through 6231. The Partnership shall reimburse the tax matters partner for all direct, out-of-pocket expenses reasonably incurred by it in connection with any administrative or judicial proceeding with respect to the tax liabilities of the Partners which relate to the Partnership. Notwithstanding the foregoing, any Partner shall have the right to participate in any administrative proceedings relating to the determination of Partnership items at the Partnership level. The General Partner shall cooperate in good faith with any Partner that so elects to participate in any such proceedings. Each Partner that elects to participate in such proceedings shall be responsible for any expenses incurred by such Partner in connection with such participation and for any additional costs and expenses incurred by the Partnership due to such participation. This provision is not intended to alter the rights and obligations of the General Partner provided elsewhere in the Agreement or to authorize the General Partner to take any action that is left to the determination of an individual Partner under sections 6222 through 6233 of the Code, nor does it constitute a waiver by the Partners of any right provided in such Code sections.

            Section 4.3. Compensation of Partners and Affiliates. No Partner shall receive any compensation for its services to the Partnership, except (i) payment of compensation pursuant to the Management Services Agreement, (ii) reimbursement to the General Partner for costs and expenses reasonably incurred by it on behalf of the Partnership and (iii) compensation paid to Partners and Affiliates of Partners which are engaged on behalf of the Partnership to provide services or materials that are, in the reasonable judgment of the General Partner, necessary or desirable for the Partnership; in each case in accordance with Section 4.1(b) (vi).

            Section 4.4. Limitations on Partners. Except as otherwise specifically provided herein, the Limited Partners as such, shall not participate in the management or control of the Partnership's business, nor shall they transact any business for the Partnership, nor shall they have the power to sign for or bind the Partnership, said powers being vested solely and exclusively in the General Partner. A Limited Partner shall not be deemed to have violated this provision by reason of his participation in the management or control of the General Partner as an officer, director or shareholder thereof.

            Section 4.5. Meetings. Regular meetings of the Partnership shall be held at the principal place of business of the Partnership or at such other place in the continental United States of America as the General Partner shall designate.

            Section 4.6. Good Faith Actions. No Partner, nor any of its officers, directors, shareholders, constituent partners, trustees, representatives, agents or employees, shall be liable to the Partnership or to any of the other Partners for any action taken (or any failure to act) by it in good faith on behalf of the Partnership and reasonably believed by it to be authorized or within the scope of its authority hereunder, unless such action (or failure to act) constitutes fraud, gross negligence or willful breach hereof or other willful misconduct.

            Section 4.7. Limited Partner Rights. In addition to the rights otherwise granted hereunder, the Limited Partners shall have the following rights as a Limited Partner with respect to the Partnership:

                     (i) the right to approve the sale of any assets of the Partnership but only if (a) such assets have a then fair market value in excess of $5,000,000 and (b) the sale of such assets would have a material adverse effect on the Project;

                     (ii) the right to review and approve the annual budget and tax returns (prior to filing) of the Partnership;

                     (iii) the right to approve any distributions to be made hereunder that are not made in cash;

                     (iv) the right to approve of any lending of the Partnership's funds or an extension of credit by the Partnership which is not in the ordinary course of the Partnership's business;

                     (v) the right to approve any change or reorganization of the Partnership into any other legal form or organization;

                     (vi) except in connection with a Refinancing, the right to approve the entering into by the Partnership of any mortgage, deed, guaranty or contract of sale with respect to any material portion of Partnership assets;

                     (vii) the right to approve the filing of a voluntary petition in bankruptcy or the consenting to the appointment of a trustee, liquidator or receiver or the voluntary committing of any other act of insolvency with respect to the Partnership;

                     (viii) the right to approve the settlement or compromise of any litigation affecting the Partnership, but only if (a) such litigation would materially adversely impact the business or condition of the Partnership or (b) is with respect to an amount greater than $5,000,000;

                     (ix) the right to approve any selling, leasing, exchanging or other transfer (other than security interest transfers) of all or substantially all of the Partnership's assets;

                     (x) the right to approve any refinancing or voluntary payment of Project Debt other than Refinancing;

                     (xi) the right to consent to any owner's approval provided under Table Q-1 "Contractor Document Submittals" of the Turnkey Engineering, Procurement and Construction Agreement dated as of July 22, 1998 between BVZ Power Partners - Batesville and the Partnership (the "Construction Contract"); provided,
                            (i) the Partners sill act within the time provided for same under the Construction Contract and (ii) in the event of a split vote of the Partners on any such consent, the granting or denying of that consent shall be determined by the Independent Engineer based on whether the plan, calculation, specification or drawing satisfies and is otherwise consistent with the requirements of the Construction Contract;

                     (xii) the right to inspect the Project, upon reasonable prior written notice to LSP Energy, Inc. during normal business hours;

                     (xiii) the right to approve any borrowing in excess of
                            $5,000,000 excluding any Refinancing;

                     (xiv) other than with respect to an expansion of the Project, the right to approve any capital expenditures in excess of $5,000,000; and

                     (xv) the right to approve any material modifications or amendments to a material contract or agreement related to the sale of power by the Project, supply of fuel to the Project, or lease or ownership or operation and maintenance of the Project, but only if (a) such modification or amendment would materially adversely impact the business or condition of the Partnership or (b) is with respect to an amount greater than $5,000,000 on a net present value basis.

                                   ARTICLE V.

                                BOOKS; INSURANCE

            Section 5.1. Administrative Services, Books, Records and Reports.

            (a) The General Partner shall cause to be performed all general and administrative services on behalf of the Partnership in order to assure that complete and accurate books and records of the Partnership are maintained at the Partnership's principal place of business showing the name, address and Interest of each of the Partners, all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Partnership's business and affairs, including a Capital Account for each Partner as provided in Section 5.1(b). The books of the Partnership shall be kept on the accrual basis method of accounting and maintained in accordance with generally accepted accounting principles, consistently applied. Upon receipt of one business day's prior notice, the books and records of the Partnership shall be open to inspection, examination and audit and available for copying by each Partner and its authorized representatives (as designated in writing to the General Partner from time to time) at all reasonable times. Any Partner exercising its right to inspect, examine, audit or copy all or any portion of such books and records shall bear all direct, out-of-pocket expenses incurred by both it and the Partnership in connection therewith, except if errors are found which exceed the cost of such examination in which event the costs shall be paid by the Partnership.

            (b) (i) A "Capital Account" shall be established and maintained on the books of the Partnership for each Partner in a manner reasonably determined by the General Partner to be in compliance with the requirements of Regulations section 1.704-1(b). Each Capital Account shall be: (1) increased by (A) the Capital Contributions of such Partner, (B) allocations to such Partner of Profits and items of income or gain pursuant to Section 3.2, and (C) any positive adjustment to such Capital Account by reason of an adjustment to the Book Value of Partnership assets, and (2) decreased by (A) the amount of any cash and the fair market value of any property (net of any liabilities secured by such property that such Partner is considered to assume or take subject to under Code section 752) distributed to the Partner, (B) Losses, Partner Nonrecourse Deductions, and items of loss or deduction allocated to such Partner pursuant to Section 3.2, and

(C) any negative adjustment to such Capital Account by reason of an adjustment to the Book Value of Partnership assets.

                  (ii) That portion of the Capital Account of each Partner that the transferor and transferee shall agree is attributable to any Interest such Partner Transfers shall be transferred to the Capital Account of the transferee thereof.

            (c) The  General   Partner   shall  cause  to  be  prepared  and
delivered:

                  (i) to each Partner as soon as available and in any event within 45 days after the end of each quarterly fiscal period of each Fiscal Year, statements of income, retained earnings and cash flow of the Partnership and for such period and for the period from the beginning of the respective Fiscal Year to the end of such period, and the balance sheets as of the end of each such period, setting forth in each case in comparative form the corresponding period in the preceding Fiscal Year (if any), in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

                  (ii) to each Partner as soon as available and in any event within 120 days after the end of each Fiscal Year, statements of income, retained earnings and cash flow of the Partnership for such year and the balance sheet as at the end of such year setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year, and accompanied in the case of said statements and balance sheet, by an opinion thereon of independent certified public accountant of recognized regional standing, which opinion shall state that said financial statements fairly present the financial condition and results of operations of the Partnership as at the end of, and for, such Fiscal Year in accordance with generally accepted accounting principles, consistently applied, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any default under any credit agreement to which the Partnership is a party;

                  (iii) to each Partner promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which the Partnership shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

                  (iv) to each Partner promptly upon the mailing thereof to any Partner or any creditor of the Partnership, copies of all financial statements, reports and proxy statements so mailed;

                  (v) to each Partner, at the time of delivery of the financial statements referred to in clause (ii) above, a copy of the Partnership tax return and Schedule K-1 for the Partnership with respect to such Fiscal Year, together with such information with respect to the Partnership as may be required to enable each Partner to complete properly its federal income tax return, any required income tax return of any state and any other reporting or filing requirement imposed by any governmental authority;

                  (vi) to each Partner, from time to time and with reasonable promptness, notice in reasonable detail of any material development with respect to the Partnership or the Project; and

                  (vii) to each Partner, from time to time and with reasonable promptness, such further information in respect of the business, affairs and financial condition of the Partnership as such Partner reasonably may request.

            Section 5.2. Insurance. The Partnership shall purchase policies of insurance in such amounts, for such coverage and at such times as may be reasonably determined to be prudent by the General Partner under the circumstances, taking into account reasonable standards of the independent electric generation industry.

            Section 5.3. Elections. The Partnership shall be permitted in any Fiscal Year to make such elections as are permitted to be made by the Partnership under the Code as it may from time to time deem necessary or appropriate. Any such election under Section 754 of the Code, shall be made by the Partnership at the request of any Partner that holds a ten percent (10%) or greater Interest in the Partnership or with the consent of all Partners. Any other such election shall be binding on all of the Partners and unless unanimously agreed to the contrary by all Partners shall be made by the General Partner with the intent of minimizing income tax payable and maximizing deductions.

                                  ARTICLE VI.

                                 DISTRIBUTIONS

            Section 6.1. Distributions.

            (a) Subject to the provisions of the Project Debt Documents, at least quarterly, except as provided in Section 8.3, the General Partner shall cause the Partnership to distribute Available Funds (other than (i) the Residual Project Funding Distribution Amount, (ii) the Debt Service Reserve Letter of Credit Amount, and (iii) the proceeds of any Capital Transaction) in the following order or priority: first, to repay Partner Loans or other obligations of the Partnership required to be paid from Available Funds; and second, to the Partners pro rata in proportion to their respective percentage Interests.

            (b) Within 10 days after the receipt of funds attributable to of the Residual Project Funding Distribution Amount, the General Partner shall cause the Partnership to distribute such funds to Holding or as Holding may otherwise direct.

            (c) Within ten (10) days of the receipt of funds attributable to the Debt Service Letter of Credit Amount, the General Partner shall distribute such funds to Holding or as Holding may otherwise direct.

            (d) Within 10 days after the receipt of funds derived from the proceeds of any Capital Transaction, the General Partner shall cause the Partnership to distribute the net proceeds of such Capital Transaction, unless subject to Section 8.1(b) or any lender requirements, in each case in the following order of priority: first to repay partner Loans or other obligations of the partnership required to be paid from Available Funds, and second, to the Partners pro rata in proportion to their respective Interests.

            Section 6.2. Restoration of Funds. Except as otherwise provided by law, no Partner shall be required to restore to the Partnership any funds properly distributed to it pursuant to Section 6.1.

                                  ARTICLE VII.

                       TRANSFERS OF PARTNERSHIP INTERESTS

            Section 7.1. Condition to Transfer of Any Interest of a Limited Partner.

            (a) Except as provided in Section 7.1 (b), no Limited Partner shall have the right to Transfer all or any portion of its Interest.

            (b) A Limited Partner shall be allowed to Transfer its Interest:

                  (i) With the consent of the General Partner, which consent shall be at the sole discretion of the General Partner;

                  (ii) If unrelated Limited Partners own at least a ten percent (10%) Interest in the Partnership, with the consent of all unrelated Limited Partners, which consent shall be at the sole discretion of such Limited Partners, if the transferring Partner is related to the General Partner;

                  (iii) If after the Transfer of a portion of its Interest, the transferring Partner retains an Interest at least equal to twenty-five percent (25%) of its original Interest in the Partnership; or

                  (iv) In the event of a default that remains uncured in the payment of any obligation of a Partner to another Partner or to a lender created by the Participation Agreement for which the Partner's Interest in the Partnership is pledged as security for repayment, but only to the extent necessary to obtain sale proceeds sufficient to repay any such obligation.

Except in the case of (iv) above, a minimum of twenty-five percent (25%) of the Interests in the Partnership may not be transferred without the consent (as described in this Section 7.1(b)) of a Partner unrelated to the transferring Partner. For purposes of this paragraph (b), a Partner shall be considered related to another Partner if they are related for purposes of section 267(b) of the Code.

            (c) Notwithstanding the provisions of Section 7.1(a) and (b), no Transfer of an Interest or any part thereof may be made by a Limited Partner if the Transfer in question would:

                  (i) result in the violation of the Securities Act of 1933 or any other applicable federal or state laws of the order of any court having jurisdiction over the Partnership or any Project; or

                  (ii) be a breach or violation of or an event of default under, or give rise to a right to accelerate any indebtedness of the Partnership; or

                  (iii) result in or create a prohibited transaction under, or cause the Partnership to become a "party in interest" as defined in Section 3(14) of ERISA, or otherwise result in the holder of an Interest or the assets of the Partnership being subject to the provisions of such statute; or

                  (iv) result, directly or indirectly, in the termination of the Partnership under section 708 of the Code except in the case of a Transfer pursuant to Section 7.1(b) (iv); or

                  (v) cause the Partnership to be classified as an entity other than a partnership for purposes of the Code; or

                  (vi) cause the status of the Project as an "exempt wholesale generator" as defined in 15 U.S.C. ss.792 - 5a (a-1) or "eligible facility" as defined in 15 U.S.C. ss.792 - 5a (a-2), to be lost or adversely affected; or

                  (vii) result in the ownership of more than 50% of the total Interest in the Partnership outstanding by an "electric utility" or a "public utility holding company".

            (d) No Transfer may be made unless the transferor or transferee pays to the Partnership all direct out-of-pocket costs reasonably incurred by the Partnership as a result of such Transfer, and indemnifies the Partnership (in a manner which is reasonably satisfactory to the General Partner) for any such costs to be reasonably incurred by it thereafter as a result of such Transfer.

            Section 7.2. Admission of Additional Limited Partners. The General Partner may, at any time, admit any Person to the Partnership as an additional Limited Partner with the prior written consent of all of the Limited Partners in exchange for such capital contributions as the General Partner deems favorable and advisable to the Partnership, and such additional Limited Partners shall receive distributions and allocations of profits and losses as the General Partner deems favorable and advisable to the Partnership.

            Section 7.3. Voluntary Withdrawal by a Limited Partner.

            (a) If at any time during the term of the Partnership a Limited Partner or any Affiliate of a Limited Partner, by reason of its interest in the Partnership or any transaction contemplated by this Agreement, shall be determined by any governmental authority having appropriate jurisdiction to be an "electric utility", a "public utility", a "public utility holding company" or a similar entity under any federal, state or local law or regulation, then, upon Notice requesting same given by such Limited Partner to the General Partner, the Partnership shall redeem said Limited Partner's entire interest for notes subordinate to all other debt obligations of, and on parity with distributions to Partners by, the Partnership ("Subordinated Notes"), such Limited Partner shall cease to be a Partner and shall be barred from voting or otherwise participating in any decision to be made by the Partnership and the Interests of each of the Limited Partners shall increase (by an amount which, in the aggregate, equals the Interest of the Limited Partner so redeemed) in proportion to their respective Interests. Each Subordinated Note shall provide for payments with respect thereto to be made in installments at the same times as distributions are made to all Partners, and in each instance in an amount equal to the amount that the Partnership would have distributed to the Limited Partner holding such Subordinated Note under Sections
6.1 and 8.3 had its Interest not been so redeemed. In no event shall any payment with respect to any such Subordinated Notes reduce the amount which would have been distributed to the non-redeeming Partners if the Interest of said Limited Partner had not been redeemed pursuant to this Section 7.3(a).

            (b) Except as provided in Section 7.3(a) no Limited Partner may withdraw from the Partnership without the prior written consent of each other Partner, which consent may be withheld by any such other Partner in its sole and absolute discretion, unless the Partnership or a General Partner has first breached this Agreement.

            Section 7.4. Assignees Not Admitted as Substituted Partners. Except as required by law, an assignee of an Interest or any part thereof who does not become an additional or a substituted Partner shall have no right to require any information or account of the Partnership's transactions, to inspect the Partnership books, or to vote on any of the matters as to which a Partner would be entitled to vote under this Agreement, but such assignee shall, to the extent of the Interest transferred, be entitled to such Partner's share of the net profits, net losses and gain and of the distributions.

            Section 7.5. Involuntary Withdrawal of a Limited Partner. The death, legal incapacity or adjudication or bankruptcy of any individual Limited Partner, or the dissolution, bankruptcy or adjudication of any Limited Partner which is a corporation, partnership or similar entity, shall not cause a dissolution of the Partnership, except as provided in Section 8.1(d) hereof in the event such Limited Partner is also a General Partner. If any such event shall occur with respect to a Limited Partner, the executor, trustee, personal representative, successors, heirs or assigns of such Limited Partner shall succeed to its Interest in the Partnership and shall be responsible for all the liabilities and obligations of such Limited Partner under this Agreement, but shall have the right to become a substituted Limited Partner only in accordance with the provisions of Section 7.1. For the purpose of settling the estate of a deceased Limited partner, the executor or administrator shall have only such rights of a Limited Partner as are necessary (including the rights provided in Section 8.3 hereof).

            Section 7.6. Effectiveness of Transfer.

            (a) The Transfer by a Partner or a transferee of a Partner as provided in this Article VII, of all or part of its Interest, shall become effective on the first day of the month following receipt by the General Partner of evidence of such Transfer in form and substance reasonable satisfactory to the General Partner provided that the General Partner may, in its sole discretion, establish an earlier effective date for the Transfer if requested to do so by the transferee and transferor.

            (b) No transfer of Partnership interests or any part thereof which is in violation of this Article VII shall be valid or effective, and the Partnership shall not recognize the same for the purposes of making payment of profits, income, return of Capital Contributions or other distributions with respect to such partnership interests, or part thereof. The Partnership may enforce the provisions of this Article VII either directly or indirectly or through its agents by entering an appropriate stop-transfer order on its books or otherwise refusing to register or transfer or permit the registration or transfer on its books of any proposed Transfers not in accordance with this
Article VII.

            (c) The Partnership shall, from time to time as Interests are registered in the name of the transferee on the Partnership's books in accordance with the above provisions, pay to the transferee all further distributions or profits or other compensation by way of income or return of capital, on account of the Partnership interest transferred. Until the registration or transfer on the Partnership's books, the General Partner may proceed as if no Transfer had occurred.

            (d) An Interest once owned by any Partner shall continue to remain subject to the applicable restrictions of this Article VII as if such Interest were still owned by its original owner, no matter how many times such Interest has been Transferred.

            Section 7.7. General Partner Withdrawal or Transfers; Events of Withdrawal.

            (a) A General Partner may not resign or withdraw as general partner of the Partnership or make a Transfer of all or any portion of its Interest provided that a General Partner may transfer a portion of its Interest so long as such Transfer shall be in the form of a conversion of a portion of the general partnership interest of the General Partner to a limited partnership interest.

            (b) A transferee of the General Partner permitted by the preceding clause (a) of this Section 7.7 shall not be admitted as an additional Limited Partner unless such transferee shall have delivered to the General Partner an instrument reasonably satisfactory to the General Partner pursuant to which such transferee agrees to be bound by the terms of this Agreement and pursuant to which such transferee makes the representations set forth in paragraphs (a),
(b), (c) and (e) of Section 10.8.

            (c) Notwithstanding the provisions of Section 7.7(a) and (b), no Transfer of an Interest or any part thereof may be made by the General Partner if (i) the Transfer in question would cause or result in the factual circumstances described in subparagraphs (i) through (vii) of Section 7.1 (b), or (ii) the consent to such Transfer has not been given by the Limited Partners.

            (d) No Transfer may be made unless that transferror or transferee pays to the Partnership all direct out-of-pocket costs reasonably incurred by the Partnership as a result of such Transfer, and indemnifies the Partnership (in a manner which is reasonably satisfactory to the Limited Partners) for any such costs to be reasonably incurred by it thereafter as a result of such Transfer.

            (e) No subsequent Transfer of any Interest or portion thereof which was originally held by the General Partner may be made unless such subsequent Transfer would be permitted to be made under this Section 7.7 if it were being made by the General Partner.

            (f) By executing and delivering this Agreement, each Partner shall be deemed to have consented to (a) the pledge, assignment, hypothecation and transfer to the Collateral Agent (as defined in the Common Agreement) for the equal and ratable benefit of the Secured Parties (as defined in the Common Agreement) of, and the grant to the Collateral Agent for the equal and ratable benefit of the Secured Parties of a lien on and security interest in, all of the General Partner's and all of the Limited Partner's right, title and interest in, to and under its Interest and certain other collateral under certain Collateral Documents (as defined in the Common Agreement) relating to such Interest or such other collateral, or any other successor agreements, (b) the exercise by the Collateral Agent of the rights and remedies set forth in the certain Collateral Documents or any such successor agreement, including, without limitation, (i) the right to exercise the voting and consensual rights and other powers of the General Partner and the Limited Partner and the other collateral subject to certain Collateral Documents, or any such successor agreement and to cause the Collateral Agent or any third party designee or purchaser of the Interest to become an additional or substitute General Partner or Limited Partner and (c) the provisions of the Common Agreement and the other Credit Documents (as defined in the Common Agreement) that requires that any transferee of the General Partner's Interest or the Limited Partner's Interest and all issuances of new or substituted interests of the General Partner or any new general partner or limited partner of the Partnership, be subject to a Collateral Document which Collateral Document shall be entitled to the benefits of this
Section 7.7(f).

            (g) A General Partner shall cease to be a General Partner of the Partnership upon the happening of any of the following events:

                  (i) Such General Partner withdraws (whether by resignation or a Transfer) from the Partnership;

                  (ii) Such General Partner: (A) makes an assignment for the benefit of creditors; (B) files a voluntary petition in bankruptcy; (C) is adjudicated a bankrupt or insolvent; (D) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (E) files an answer or other pleading admitting or failing to contest any material allegation of a petition filed against him or it in any proceeding of this nature; or (F) seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of a General Partner or of all or substantial part of his or its assets;

                  (iii) If within 60 days after the commencement of any proceeding against a General Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed; or if within 60 days after the appointment without its consent or acquiescence of trustee, receiver or liquidator of a General Partner or of all or any substantial part of his or its properties, the appointment is not vacated or stayed; or if within 60 days after expiration of any such stay, the appointment is not vacated;

                  (iv) In the case of a General Partner who is a natural person;
(A) his death, (B) his insanity, (C) his legal incapacity, or (D) the entry by a court of competent jurisdiction or an order adjudicating him incompetent to manage his person or his estate;

                  (v) In the case of a General Partner that is a corporation:
(A) the filing of a certificate of dissolution (or its equivalent) for such corporation, (B) the relocation of the charter of such corporation, or (C) the liquidation of such corporation;

                  (vi) In the case of a General Partner that is a separate partnership: the dissolution and commencement of winding up of such separate partnership; or

                  (vii) A material breach of this Agreement by a General Partner and the unanimous vote by the other Partners to remove the General Partner because of such breach;

provided, that, so long as the Bonds or any portion thereof are outstanding or until the Bonds have been defeased in accordance with the Indenture, if any General Partner shall cease to be a General Partner of the Partnership in accordance with the provisions of Section 7.7(g), a successor General Partner shall have (or shall promptly thereafter have) organizational documents containing all of the terms, conditions and provisions (including an independent director, if required) necessary to qualify such General Partner as a "special purpose entity" or "special purpose vehicle" for ratings purposes under criteria established and published from time to time by Standard & Poor's Rating Services, Moody's Investor Service or any other similarly positioned ratings institution. In the event any General Partner shall cease to be a General Partner of the Partnership in accordance with the provisions of subsections (ii) through (vii) of Section 7.7(g), such General Partner shall remain liable for any obligations of the Partnership accrued at the time of such cessation as if it had continued as a General Partner.

            (h) Right of Remaining General Partner to Elect to Continue. If any Event of Withdrawal of a General Partner shall occur, the remaining General Partner(s) may elect to continue the business of the Partnership by a Notice delivered to all remaining Partners within 60 days after the occurrence of such Event of Withdrawal.

                  (i) Election of New General Partners. In the event any Person ceases to be a General Partner and as a consequence thereof the Partnership has no General Partner, the Limited Partners may by unanimous action elect one or more Persons as General Partner.

            Section 7.8. Right of First Offer. Except as provided in Section 7.10, if, at any time, any Partner shall desire to sell ("Seller") its Interest as such a sale may be permitted hereunder, then the Seller shall first offer to the other Partners ("Buyer") the opportunity to purchase Seller's Interest by giving Buyer written notice that it would be willing to sell Seller's Interest. Buyer shall have the exclusive right to make a first offer to purchase Seller's Interest, which Buyer may exercise only by giving written notice of such offer ("Buyer's Offer") to Seller within thirty (30) days following the date of receipt by Buyer of Seller's notice. Upon receipt of Buyer's Offer, Seller shall, within thirty (30) days, elect to either
(i) accept Buyer's Offer and consummate the sale and Transfer within one hundred eighty (180) days of Seller's acceptance thereof, or (ii) sell Seller's Interest to any third party for a purchase price no lower than that contained in Buyer's Offer and otherwise on at least the same economic terms and conditions contained in Buyer's Offer so long as such sale and Transfer is consummated within one hundred eighty (180) days after Seller's rejection of Buyer's Offer; provided, however, that any purchase by any Buyer of the Interest of the General Partner shall be acquired as a limited partner interest, unless the entire Interest of the General Partner is being sold.

            Section 7.9. Regulatory Status Change. In the event that the Project shall cease to be an "exempt wholesale generator" as defined in 15 U.S.C. ss.792-5a (a-1) or as an "eligible facility" as defined in 15 U.S.C. ss.792-5a (a-2) (a "Regulatory Status Change"), and as a result, any Limited Partner would be materially adversely affected, such Limited Partner shall have the right to sell its Interest to the Partnership or to sell its Interest to a third party, any such sale to be pursuant to the terms of this Agreement. If any Limited Partner elects to sell its Interest to the Partnership, the Partnership shall pay for the Interest so being sold, but the Partnership shall pay the Limited Partner by issuing a promissory note for the value of such Interest, the amount of such promissory note and its payment terms to be limited to the amount and payment terms of cash distributions that would otherwise have been made to the Limited Partners pursuant to Article VI of this Agreement. The Limited Partners hereby agree that in the event of a Regulatory Status Change, the Limited Partners sole remedy shall be as set forth in this Section 7.9).

            Section 7.10. Bankruptcy Limitation. Notwithstanding any provision to the contrary in this Agreement or applicable law, without the written approval of all of the Partners, neither the Partners nor the Partnership shall have the right to (i) institute proceedings to have the Partnership adjudicated a bankrupt or insolvent; (ii) consent to the institution of bankruptcy or insolvency proceedings against the Partnership (iii) file a petition or consent to a petition seeking reorganization or relief on behalf of the Partnership under any applicable federal or state law relating to bankruptcy; (iv) consent to the appointment of a receiver, conservator, liquidator, assignee, trustee, sequestrator (or any similar official) of the Partnership or a substantial portion of its property; (v) make any assignment for the benefit of the Partnership's creditors; (vi) cause the Partnership to admit in writing its inability to pay its debts generally when they become due or admit that it is otherwise insolvent; or (vii) take any action, or cause the Partnership to take any action, in furtherance of any of the foregoing.

            Section 7.11. Certain Restrictions. At all times after the establishment of this Partnership:

                  (i) the Partnership's assets will not commingled with those of any other Person;

                  (ii) the Partnership will conduct its business separate from any direct or ultimate parent of the Partnership;

                  (iii) the Partnership will maintain separate partnership records and books of account from those of any other Person;

                  (iv) the Partnership will maintain separate financial statements from those of any other Person;

                  (v) the Partnership will pay its own expenses and liabilities from its own funds and will pay the salaries of its own employees, if any;

                  (vi) the Partnership will maintain an arm's length relationship with its Affiliates.

                  (vii) the Partnership will not guarantee or become obligated for the debts of any other entity or hold its credit as being available to satisfy the obligations of others, except that the Partnership may guarantee or otherwise become obligated for the debts of the Funding Corporation to the extent contemplated by the Indenture; and

                  (viii) the Partnership will use separate stationery, invoices and checks and will hold itself out as a separate and distinct entity from any other Person.

                                  ARTICLE VIII.

                           DISSOLUTION AND LIQUIDATION

            Section 8.1. Dissolution. The Partnership shall be dissolved only upon the first to occur of any one or more of the following:

            (a) The unanimous agreement of the Partners to dissolve the Partnership;

            (b) The sale, transfer or other disposition of all or substantially all of the assets of the Partnership (including a condemnation or sale in foreclosure, but not including a pledge, assignment or transfer as collateral security for the performance by the Partnership of its obligations with respect to any loans made for the purpose of developing, constructing or operating the Project) or destruction thereof (if the Partners decide not to rebuild such assets and continue the business of the Partnership) unless all Partners agree to continue the Partnership for the purpose of the receipt and collection of any payments or other consideration due to it or for the fulfillment of any continuing obligations it may have, in which event the Partnership shall be dissolved as soon as it has fulfilled any such continuing obligations or has collected all such payments or consideration, or the General Partner has reasonably determined that there is no material likelihood that any further payments or consideration will be collected by the Partnership;

            (c) The acquisition by a Partner of all of the Interests of all other Partners;

            (d) The (i) dissolution or insolvency of the sole General Partner,
(ii) filing in any court pursuant to any statute of the United States or of any state of a petition for relief for such General Partner under any bankruptcy or insolvency law, including an application for reorganization, (iii) filing against such General Partner in any court pursuant to any such statute or for the appointment of a receiver or trustee of all or any portion of such General Partner's property, provided, however, that such filing shall not result in a dissolution if any proceeding resulting therefrom shall have been dismissed within sixty (60) days after the commencement thereof, (iv) assignment by such General Partner for the benefit of its creditors, (v) admission in writing by such General Partner of its failure or inability to pay its debts as they become due, (vi) consent by such General Partner to or acquiescence by such General Partner in the appointment of a trustee, receiver or liquidator of any material portion of such General Partner's property or (vii) levy upon or attachment of the whole or any portion of the Interest of such General Partner or a substantial portion of its assets; provided, however, that such levy or attachment shall not result in a dissolution if such levy or attachment is released or discharged within sixty (60) days after it is made; and

            (e) The occurrence of an event specified under the laws of the State as one effecting such dissolution, except that if, under the terms of this Agreement, the Partnership is not required to terminate, and the requirements for reconstituting the Partnership have been satisfied, then the Partnership shall immediately be reconstituted and reformed pursuant to all the applicable terms, conditions and provisions of this Agreement.

            Section 8.2. Election to Continue the Business. Upon dissolution of the Partnership pursuant to Section 8.1(d), and except as otherwise provided in the Act, the remaining Partners may unanimously agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a new General Partner.

            Section 8.3. Winding Up Affairs and Distribution of Assets.

            (a) Upon dissolution of the Partnership (except dissolution pursuant to Section 8.1(c)), and in the absence of an election to continue the business of the Partnership pursuant to Section 8.1(b), Section 8.2, or its reconstitution under section 8.1(e), the General Partner or, if there is no General Partner or if any Limited Partner's Capital Contribution or if any Partner Loans are not repaid, a Person who shall be designated for such purposes by unanimous vote of the Limited Partners (the General Partner or such Person so designated hereinafter referred to as the "Liquidating Agent"), shall as soon as practicable, wind up the affairs of the Partnership and sell and/or distribute the assets of the Partnership. The Liquidating Agent shall have all of the rights and powers with respect to the assets and liabilities of the Partnership in connection with the liquidation and termination of the Partnership that the General Partner would have with respect to the assets and liabilities of the Partnership during the term of the Partnership, and the Liquidating Agent is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and termination of the Partnership an the transfer of any assets. After the assets of the Partnership have been (1) sold or restated to their Book Value and (2) any gain or loss on the sale or any difference between the then current Book Value and the value at which the asset is reflected on the books of the Partnership has been credited to the Partner's Capital Account, in accordance with Section 3.2 hereof, then the assets of the Partnership, including cash received on sale of the assets, shall be used and/or distributed as follows, and in the following order of priority:

                  (i) first, to the payment of debts and liabilities of the Partnership (including Partner Loans) and the expenses of winding up the Partnership;

                  (ii) then, to establish reasonable reserves for any contingent or unforeseen liabilities or obligations of the Partnership, provided that at the expiration of such period of time as the Liquidating Agent may deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided;

                  (iii) then, any balance remaining shall be distributed to the Partners having positive Capital Accounts in relative proportion to those Capital Accounts; and

                  (iv) thereafter to the Partners pro rata in accordance with their respective Interests.

            (b) If the Liquidating Agent, in its sole discretion, shall determine that it is not feasible to liquidate all of the assets of the Partnership, then the Liquidating Agent shall determine the Book Value of the assets not so liquidated. Such assets shall be retained or distributed by the Liquidating Agent as follows:

                  (i) the Liquidating Agent shall retain assets having a Book Value, net of any liability related thereto, equal to the amount by which the net proceeds of liquidated assets are insufficient to satisfy the requirements of subparagraphs (i) and (ii) of Section 8.3(a) hereof; and

                  (ii) the remaining assets shall be distributed to the Partners in the manner specified in subparagraphs (iii) and (iv) of Section 8.3(a).

If the Liquidating Agent, in its sole discretion, deems it not feasible or desirable to distribute to each Partner his pro rata share of each asset, the Liquidating Agent may allocate and distribute specific assets to one or more Partners, individually or as tenants-in-common, as the Liquidating Agent shall determine to be fair and equitable, taking into consideration inter alia, the fair market value of the asset, the liens, if any, to which such property may be subject, and the tax consequences of the proposed distribution to each of the Partners (including both distributees and others, if any).

            Section 8.4. Termination. Within one hundred and twenty (120) days after the date of the final distribution to the Partners of the proceeds of liquidation, the Liquidating Agent shall furnish each Partner with a statement audited by independent certified public accountants of regionally recognized standing chosen by the Liquidating Agent showing the profits and losses of the Partnership from the date of the last annual statement, to the date of such final distribution. Such statement shall show the manner in which the proceeds of liquidation of the Partnership have been distributed. Upon compliance with the distribution plan set forth in Section 8.3(a) hereof, the Partnership shall cease to exist as a Partnership, and the Liquidating Agent shall execute, acknowledge and cause to be filed an appropriate certificate evidencing dissolution and termination of the Partnership.

                                   ARTICLE IX.

                                 INDEMNIFICATION

            Section 9.1. Indemnification.

            (a) To the fullest extent permitted by law, the Partners and their respective officers, directors, shareholders, constituent partners, trustees, agents, employees and other representatives (individually, an "Indemnitee") shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and disbursements), judgments, fines, settlements and other amounts suffered by them in connection with or arising from any and all claims, demands, actions, suits or proceedings (collectively, "Claims"), whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of its status as a Partner or an officer, director, shareholder, constituent partner, trustee, employee or other representative of a Partner except Claims that result from the fraud, willful misconduct, gross negligence or breach of any fiduciary duty.

            (b) The indemnification provided by this Section 9.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, in the Indemnitee's capacity as a Partner or as an officer, director, shareholder, constituent partner, trustee or other representative of a Partner, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

            (c) Any indemnification hereunder shall be satisfied solely out of the assets of the Partnership. In no event may an Indemnitee subject a Limited Partner to personal liability by reason of these indemnification provisions.

                                   ARTICLE X.

                                  MISCELLANEOUS

            Section 10.1. Notices.

            (a) All notices, consents, calls, approvals, reports, designations, requests, waivers, elections and other communications (collectively, "Notices") authorized or required to be given pursuant to this Agreement shall be given in writing and (i) personally served on the

Partner (or a General Partner or an executive officer of the Partner) to whom it is given, or (ii) mailed by registered or certified mail, postage prepaid, or
(iii) sent by courier guaranteeing overnight delivery, in each case addressed as follows (without regard to telephone number):

            If to the Partnership or to LSP Energy, Inc. as General Partner:

                    LSP Energy Limited Partnership/LSP Energy, Inc. 200 Industrial Drive
                    Batesville, Mississippi 38606

                    Telephone: (662) 563-7649
                    Fax: (662) 563-5724

                    With a copy to:

                    LSP Batesville Holding, LLC
                    c/o LS Power Management, LLC
                    Two Tower Center
                    20th Floor
                    New Brunswick, NJ 08816

                    Attention: General Counsel
                    Telephone: (732) 249-6750
                    Fax:       (732) 249-7290

            If to the Limited Partner:

                    LSP Batesville Holding, LLC
                    c/o LS Power Management, LLC
                    Two Tower Center
                    20th Floor
                    New Brunswick, NJ 08816

                    Attention: General Counsel
                    Telephone: (732) 249-6750
                    Fax:       (732) 249-7290

            (b) All Notices shall be deemed given when delivered. Any Partner may change its address and/or telephone number for the receipt of Notices at any time by giving Notice thereof to all other Partners.

            Section 10.2. Entire Agreement. Agreement supersedes all prior agreements and understandings among the Partners with respect to the subject hereof.

            Section 10.3. Brokers and Finders. Each Partner warrants and represents to the other Partners and the Partnership that it has not engaged or dealt with any broker, finder or other

Person which is entitled to receive a commission, finder's fee or other payment in connection with such Partner's decision to invest in the Partnership. Each Partner shall indemnify and hold all other Partners and the Partnership harmless from and against any commission, fee or other payment due any such broker, finder or other Person on account of any breach of this representation warranty by such Partner.

            Section 10.4. Modification. This Agreement may be modified only upon the prior written consent of each Partner.

            Section 10.5. Waivers. No waiver of or any breach of any of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the Partner against whom such waiver is claimed. No waiver of or any breach shall be deemed a waiver of any other subsequent breach.

            Section 10.6. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby, unless such provision was fundamental to the objectives of this Agreement.

            Section 10.7. Further Assurances. Each Partner shall execute such deeds, assignments, endorsements, evidences of Transfer and other instruments and documents and shall give such further assurances as shall be reasonably necessary to perform its obligations hereunder.

            Section 10.8. Partner Representations/Certain Agreements.

            (a) Each Partner represents and warrants to the other Partners and the Partnership (i) that it is an "accredited investor" within the meaning of Regulations D of the Securities Act, (ii) that its Interest has been acquired under this Agreement for its own account, for investment, and not with a present view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Interest, and (iii) that it will not make or offer to make a Transfer of its Interest in violation of the Securities Act or any other applicable federal or state securities law.

            (b) Each Partner represents and warrants to the other Partners and the Partnership that (i) it is not acquiring its Interest with funds of a pension plan subject to ERISA, and (ii) its acquisition of its Interest pursuant to this Agreement does not result in or create a prohibited transaction under, or result in the Partnership becoming a "party in interest" as defined in
Section 3(14) of ERISA, or otherwise result in any other holder of an Interest or the assets of the Partnership being subject to such statute.

            (c) Each Partner represents and warrants to the other Partners and the Partnership that neither it nor any of its Affiliates is an "electric utility" or an "electric utility holding company", within the meaning of 18 C.F.R ss. 292.206.

            (d) Each Partner represents and warrants to the other Partners that this Agreement has been duly authorized, executed and delivered on behalf of such Partner and is the valid and binding obligation of such Partner enforceable in accordance with its terms. LSP Energy, Inc. represents and warrants to the Limited Partners that (i) it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) it has full corporate power and authority to enter into this Agreement, (iii) its execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action, (iv) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors rights generally and by principles of equity (regardless of whether enforcement is sought in equity or at law), and (v) neither it nor the Partnership is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

            (e) Each Partner represents and acknowledges to the other Partners and the Partnership that (i) investment in the Partnership bears a high degree of risk, (ii) it is able to bear the possible loss associated with such high degree of risk, (iii) its investment is in accordance with all relevant federal and state securities laws and that no filing or other registration is required in connection with the investment of such Partner in the Partnership, (iv) that no return on capital is guaranteed or assured in any respect (it being understood that nothing in this clause (iv) shall alter the order of distributions set forth in this Agreement) and (v) no representation or warranty is made by the Partnership, the General Partner or their officers, directors, stockholders or employees as to the reasonability of any projection or the results of any investment.

            Section 10.9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State and without reference to any conflict of law or choice of law principles of the State that might apply the law of another jurisdiction.

            Section 10.10. Counterparts. This Agreement may be executed in any number of counterparts or with counterpart signature pages, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            Section 10.11. Limitation on Rights of Others. No Person other than a Partner and its successors and permitted assigns is, nor is it intended that any such other Person be treated as, a direct, indirect, intended or incidental third party beneficiary of this Agreement for any purpose whatsoever, nor shall any other Person have any legal or equitable right, remedy or claim under or in respect of this Agreement.

            Section 10.12. Gender; Number. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or include the other genders or number, as the case may be, whenever the context so indicates or requires.

            Section 10.13. Remedies Not Exclusive. Whenever the Partnership or any Partner exercises one or more of the remedies provided for herein, such exercise shall not preclude the exercise of any one or more remedies otherwise available to it hereunder (unless this Agreement expressly provides otherwise), under contract, at law, in equity or otherwise.

            Section 10.14. Power of Attorney. Each Partner constitutes and appoints the General Partner its true and lawful attorney with full power of substitution to make, execute, sign, acknowledge and file a certificate of limited partnership and/or amendments thereto expressly authorized hereby, and upon the Partnership's termination, a certificate of dissolution of the Partnership. The grant of a power of attorney hereunder is coupled with an interest and shall survive a Partner's disability, incompetence, death or assignment by such Partner of its Interest pursuant to this Agreement.

            Section 10.15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors and permitted assigns.

            Section 10.16. Exhibits. All exhibits referenced in this Agreement shall be incorporated herein by such reference and shall be deemed to be a integral part hereof.

            Section 10.17. Certain Remedies. Each Partner and the Partnership shall be entitled to all remedies at law and equity for breach of this Agreement. Each Partner further acknowledges that specific performance is an appropriate remedy for breach of any obligation hereunder. Without limitation of such remedy or any other remedy available at law or equity, any Partner in default in respect of its obligation to make a Capital Contribution hereunder shall not be entitled to any distributions, which shall be deemed assigned to the Partnership, until such breach shall have been cured.

            Section 10.18. Litigation. In the event of any litigation among Partners, the reasonable expenses of such litigation shall be paid by the party who does not prevail.

            Section 10.19. General Disclosure Duty. The General Partner shall keep the other Partners informed generally of the affairs of the Partnership and shall furnish to the other Partners, upon request, full information and account of any transaction and matters within the General Partner's knowledge materially affecting or relating to the business of the Partnership, including any pending or threatened default in any indebtedness of the Partnership or any Project for money borrowed, or any material damage or destruction to, or proceedings in condemnation against, the Project or any other Partnership property.

            Section 10.20. Visitation; Inspection. The Partnership shall permit the Limited Partners, or their duly authorized representatives to visit and inspect the Project at such times as any Limited Partner may reasonably request.

            Section 10.21. Other Information. The General Partner promptly shall provide each Limited Partner with such other information as may be reasonably requested by it.

            Section 10.22. Confidentiality. Each Partner agrees to treat in a confidential manner all information it receives from the Partnership concerning the Partnership and shall not disclose such information to any Person other than
(i) to its employees, attorneys or agents and then only to the extent such disclosure, in the good faith determination of such Partner, is necessary for the performance of the duties or responsibilities of such Persons, or (ii) in connection with any action, litigation or proceeding arising out of or in connection with the Partnership Agreement or the other documents delivered hereunder or the enforcement hereof or thereof (provided, however, no information concerning the Partnership received by such Partner hereunder may be used or furnished in connection with any other contemplated litigation, proceeding or any governmental investigation, except as permitted by subsections (iii) and (iv) of this Section 10.22), or (iii) to any banking, governmental or regulatory body having jurisdiction over it, or (iv) as may be required by law, applicable regulation or subpoena, in which case such Partner, to the extent practicable and permitted by law, shall notify promptly the Partnership of such disclosure (other than disclosure made by any Partner pursuant to subsection (iii) above).

            Section 10.23. Other Activities and Competition. Notwithstanding anything to the contrary contained in this Agreement, any Partner or its Affiliates and agents, officers, directors and employees of such Partner or its Affiliates may engage in or possess any interests in business ventures and may engage in other activities of every kind and description independently or with others in addition to those relating to the Partnership, including without limitation the rendering of advice or services of any kind to other investors and the making or management of other investments. Without in any way limiting the foregoing, such Partner, its Affiliates and any agent, officer, director or employee may act as a director of any corporation, trustee of any trust, partner of any partnership or administrative officer of any business entity, and may receive compensation for service as a director, employee, advisor, consultant or manager with respect to, or participate in profits derived from investments in or of any such corporation, trust, partnership or other business entity. Each Partner authorizes, consents to and approves of such present and future activities by such Persons, whether or not any such activities may conflict with any interest of the Partnership or any of the Partners or be competitive with the business of the Partnership. Without in any way limiting the foregoing, no Partner, shall have any obligation or responsibility to disclose or refer any such investments or other activities to the Partnership or any Partner. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to other ventures or activities of any other Partner or its Affiliates or to the income or proceeds derived therefrom.

            Section 10.24. Consent. The Partners hereby consent to the performance by the Partnership of the transactions contemplated by and related to the Common Agreement.

            IN WITNESS WHEREOF, the Partners have duly executed this Agreement as of the day and year first above written.

                                       GENERAL PARTNER:

                                       LSP ENERGY, INC.

                                       By: /s/ Frank Hardenbergh
                                           -------------------------------------
                                           Name:  Frank Hardenbergh
                                           Title: Senior Vice President


                                       LIMITED PARTNERS:

                                       LSP BATESVILLE HOLDING, LLC

                                            By: LS POWER MANAGEMENT, LLC,
                                                its Manager

                                                  By: /s/ Frank Hardenbergh
                                                      --------------------------
                                                      Name:  Frank Hardenbergh
                                                      Title: Senior Vice
                                                             President

                                    EXHIBIT A

                          PARTNERS' PERCENTAGE INTEREST

Partner                                             Percentage Interest
-------                                             -------------------

General Partner

LSP Energy, Inc.                                               1%

Limited Partners

LSP Batesville Holding, LLC                                   99%


      Total                                               100.00%